Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 210-6110	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Reports Fourth Quarter Results

NEWARK, N.Y. – February 12, 2015 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.0 million on revenue of $19.9 million for the quarter ended December 31, 2014. For the fourth quarter of 2013, the Company reported operating income of $0.2 million on revenue of $20.2 million.

“Consistent with our objectives, in 2014 we realized initial returns on the new product development investments made in power systems designed for medical devices and carts, portable power solutions, and integrated communications systems, while we expanded our global sales footprint. Battery & Energy Products contributed profitable growth with sales of commercial products increasing 32% and representing 62% of the segment’s sales mix for the year, further diversifying its non-government/defense revenue base,” said Michael D. Popielec, Ultralife’s President and Chief Executive Officer.

“Financially, our fourth quarter results reflect successful execution and demonstrate the operating leverage of our business model. We generated a consolidated gross margin of 31.7%, up 400 basis points over last year, and an operating income of $1.0 million. Having brought 2014 to a close on a strong note, the elements of our long-term strategic and operational plans are coalescing, and we are heading in the right direction to generate organic top-line growth and profitability in 2015,” concluded Popielec.

Fourth Quarter 2014 Financial Results

Revenue was $19.9 million, compared to $20.2 million for the fourth quarter of 2013, a $0.2 million or 1% decline reflecting an increase of $0.9 million in Battery & Energy Products sales, offset by a $1.1 million decrease in Communications Systems sales. Battery & Energy Products sales were $16.8 million, compared to $15.9 million last year, a 6% increase, with sales to commercial customers increasing 47% and Government/Defense sales decreasing 24%. Communications Systems sales were $3.2 million, compared to $4.3 million for the same period last year, a decrease of 26% reflecting ongoing soft order flow for amplifiers for U.S. Government/Defense tactical radios. On a consolidated basis, sales to commercial customers accounted for 49% of total revenue, up from 33% last year.

Gross profit was $6.3 million, or 31.7% of revenue, compared to $5.6 million or 27.7% of revenue for the same quarter a year ago. The 400 basis point increase primarily reflects the increased sales of higher margin commercial products, favorable mix of new products and increased production volumes leading to Lean productivity gains and overhead leverage. Battery & Energy Products gross margin was 30.0%, 390 basis points higher than the 26.1% reported last year, and Communications Systems gross margin was 40.6%, a 710 basis point improvement from the 33.5% reported last year.

Operating expenses were $5.3 million compared to $5.4 million last year reflecting ongoing discretionary spending discipline while investing in new product development. Operating expenses were 26.5% of revenue, compared to 26.6% for the year earlier period.

As a result of the increase in gross profit and lower operating expenses, the Company reported operating income of $1.0 million compared to $0.2 million last year and a 410 basis point improvement in the operating margin to 5.2% from 1.1% last year. Adjusted EBITDA, defined as EBITDA including non-cash, stock based compensation, was $2.1 million, or 10.4% of revenue, compared to $1.4 million, or 6.9% of revenue for the same quarter a year ago. And, net income was $0.9 million, or $0.05 per share, compared to $0.1 million, or $0.01 per share for the fourth quarter of 2013.

During the fourth quarter, Ultralife repurchased 56,197 shares under its 1.8 million share repurchase program.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

Conference Call Information

Ultralife will hold its fourth quarter earnings conference call today at 10:00 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in U.S. military spending, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(unaudited)

ASSETS
	December 31,
	2014	2013
Current assets:
Cash and cash equivalents	$17,866	$16,489
Trade accounts receivable, net	11,295	14,238
Inventories, net	26,086	26,053
Prepaid expenses and other current assets	1,583	1,878
Total current assets	56,830	58,658
Property, equipment and improvements, net	9,812	10,202
Goodwill, intangibles and other assets	20,980	21,334
Total assets	$87,622	$90,194

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,996	$7,053
Accrued compensation and related benefits	1,725	1,908
Accrued expenses and other current liabilities	2,470	3,214
Total current liabilities	11,191	12,175
Deferred income taxes and other non-current liabilities	4,518	4,374
Total liabilities	15,709	16,549

Commitments and contingencies

Shareholders' equity:
Common stock	1,895	1,888
Capital in excess of par value	175,939	174,932
Accumulated deficit	(96,920)	(94,804)
Accumulated other comprehensive loss	(467)	(614)
Treasury stock	(8,420)	(7,658)
Total Ultralife equity	72,027	73,744
Noncontrolling interest	(114)	(99)
Total shareholders’ equity	71,913	73,645

Total liabilities and shareholders' equity	$87,622	$90,194

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands except per share amounts)
(unaudited)

	Three month periods ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Battery & energy products	$16,772	$15,861	$56,772	$57,077
Communication systems	3,176	4,315	9,722	21,758
Total revenues	19,948	20,176	66,494	78,835

Cost of products sold:
Battery & energy products	11,745	11,714	41,256	42,739
Communication systems	1,886	2,869	5,888	13,475
Total cost of products sold	13,631	14,583	47,144	56,214

Gross profit	6,317	5,593	19,350	22,621

Operating expenses:
Research and development	1,323	1,403	5,333	5,859
Selling, general and administrative	3,962	3,967	15,460	17,386
Total operating expenses	5,285	5,370	20,793	23,245

Operating income (loss)	1,032	223	(1,443)	(624)

Other (expense) income:
Interest income	1	12	13	39
Interest and financing expense	(65)	(39)	(218)	(238)
Miscellaneous	(26)	5	(154)	(26)
Income (loss) from continuing operations before income taxes	942	201	(1,802)	(849)
Income tax provision	91	104	268	239

Net income (loss) from continuing operations	851	97	(2,070)	(1,088)
Income (loss) from discontinued operations, net of tax	—	(31)	(61)	128

Net income (loss)	851	66	(2,131)	(960)
Net loss attributable to non-controlling interest	2	3	15	34

Net income (loss) attributable to Ultralife	853	69	(2,116)	(926)
Other comprehensive income:
Foreign currency translation adjustments	(17)	(47)	147	6

Comprehensive income (loss) attributable to Ultralife	$836	$22	$(1,969)	$(920)

Net income (loss) per share attributable to Ultralife common shareholders – basic:
Continuing operations	$.05	$.01	$(.12)	$(.06)
Discontinued operations	.00	.00	(.00)	.01
Total	$.05	$.00	$(.12)	$(.05)
Net income per share attributable to Ultralife common shareholders – diluted:
Continuing operations	$.05	$.01
Discontinued operations	.00	.00
Total	$.05	$.00

Weighted average shares outstanding – basic	17,374	17,477	17,475	17,465
Weighted average shares outstanding – diluted	17,513	17,572